Exhibit 4.10
EXECUTION VERSION
DEPOSIT AGREEMENT
(Class B)
Dated as of December 21, 2010
between
WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION
as Escrow Agent
and
THE BANK OF NEW YORK MELLON

as Depositary

-i-

          DEPOSIT AGREEMENT (Class B) dated as of December 21, 2010 (as amended, modified or supplemented from time to time, this “Agreement”) between WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, a national banking association, as Escrow Agent under the Escrow and Paying Agent Agreement referred to below (in such capacity, together with its successors in such capacity, the “Escrow Agent”), and THE BANK OF NEW YORK MELLON, as depositary bank (the “Depositary”).
W I T N E S S E T H
          WHEREAS, US Airways, Inc. (“US Airways”) and Wilmington Trust Company, not in its individual capacity except as otherwise expressly provided therein, but solely as trustee (in such capacity, together with its successors in such capacity, the “Pass Through Trustee”) have entered into a Trust Supplement, dated as of December 21, 2010 (the “Trust Supplement”) to the Pass Through Trust Agreement dated as of December 21, 2010 (together, as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pass Through Trust Agreement”) relating to US Airways Pass Through Trust 2010-1B-O pursuant to which the US Airways Pass Through Trust, Series 2010-1B-O Certificates referred to therein (the “Certificates”) are being issued (the date of such issuance, the “Issuance Date”);
          WHEREAS, US Airways and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several Underwriters (collectively, the “Underwriters” and, together with their respective transferees and assigns as registered owners of the Certificates, the “Investors”) have entered into an Underwriting Agreement dated as of December 15, 2010 pursuant to which the Pass Through Trustee will issue and sell the Certificates to the Underwriters;
          WHEREAS, US Airways, the Pass Through Trustee, another pass through trustee and certain other persons concurrently herewith are entering into the Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”), pursuant to which the Pass Through Trustee has agreed to acquire from time to time on or prior to the Delivery Period Termination Date (as defined in the Note Purchase Agreement) equipment notes (the “Equipment Notes”) issued to finance certain aircraft currently owned by US Airways and certain other aircraft to be acquired by US Airways, as owner, utilizing a portion of the proceeds from the sale of the Certificates (the “Net Proceeds”);
          WHEREAS, the Escrow Agent, the Underwriters, the Pass Through Trustee and Wilmington Trust Company, as paying agent for the Escrow Agent (in such capacity, together with its successors in such capacity, the “Paying Agent”) concurrently herewith are entering into an Escrow and Paying Agent Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow and Paying Agent Agreement”); and
          WHEREAS, the Underwriters and the Pass Through Trustee intend that the Net Proceeds be held in escrow by the Escrow Agent on behalf of the Investors pursuant to the Escrow and Paying Agent Agreement, subject to withdrawal upon request of and proper certification by the Pass Through Trustee for the purpose of purchasing Equipment Notes, and that pending such withdrawal the Net Proceeds be deposited by the Escrow Agent with the Depositary pursuant to this Agreement, which provides for the Depositary to pay interest for distribution to the Investors and to establish accounts from which the Escrow Agent shall make withdrawals upon request of and proper certification by the Pass Through Trustee.
          NOW, THEREFORE, in consideration of the obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1.1 Acceptance of Depositary. The Depositary hereby agrees to act as depositary bank as provided herein and in connection therewith to accept all amounts to be delivered to or held by the Depositary pursuant to the terms of this Agreement. The Depositary further agrees to hold, maintain and safeguard the Deposits and the Accounts (as defined below) during the term of this Agreement in accordance with the provisions of this Agreement. The Escrow Agent shall not have any right to withdraw, assign or otherwise transfer moneys held in the Accounts except as permitted by this Agreement.
          SECTION 1.2 Establishment of Accounts. The Escrow Agent hereby instructs the Depositary, and the Depositary agrees, to establish the separate deposit accounts listed on Schedule I hereto and to establish such additional separate deposit accounts as may be required in connection with the deposits contemplated by Section 2.4 hereof (each, an “Account” and collectively, the “Accounts”), each in the name of the Escrow Agent and all on the terms and conditions set forth in this Agreement.
          SECTION 2.1 Deposits. The Escrow Agent shall direct the Underwriters to deposit with the Depositary on the date of this Agreement (the “Deposit Date”) in Federal (same day) funds by wire transfer to: The Bank of New York Mellon, ABA No. 021000018, Account Name: Corporate Trust Agency, Account Number: GLA 111-565, For Further Credit: A/C No. 631655, Reference: US Airways 2010-1, and the Depositary shall accept from the Underwriters, on behalf of the Escrow Agent, the sum of US$77,398,000. Upon acceptance of such sum, the Depositary shall (i) establish each of the deposits specified in Schedule I hereto maturing on February 21,2011 (including any deposit made pursuant to Section 2.4 hereof, individually, a “Deposit” and, collectively, the “Deposits”) and (ii) credit each Deposit to the related Account as set forth therein. No amount shall be deposited in any Account other than the related Deposit.
          SECTION 2.2 Interest. Each Deposit shall bear interest from and including the date of deposit to but excluding the date of withdrawal at the rate of 8.50% per annum (computed on the basis of a year of twelve 30-day months) payable to the Paying Agent on behalf of the Escrow Agent semi-annually in arrears on each April 22 and October 22, commencing on April 22,2011 (each, an “Interest Payment Date”), and on the date of the Final Withdrawal (as defined below), or the date of the Replacement Withdrawal (as defined below), as applicable, all in accordance with the terms of this Agreement (whether or not any such Deposit is withdrawn on an Interest Payment Date). Interest accrued on any Deposit that is withdrawn pursuant to a Notice of Purchase Withdrawal (as defined below) shall be paid on the next Interest Payment Date, notwithstanding any intervening Final Withdrawal (as defined below).

          SECTION 2.3 Withdrawals. (a) On and after the date seven days after the establishment of any Deposit, the Escrow Agent may, by providing at least one Business Day’s prior notice of withdrawal to the Depositary in the form of Exhibit A hereto (a “Notice of Purchase Withdrawal”), withdraw not less than the entire balance of such Deposit, except that at any time prior to the actual withdrawal of such Deposit, the Escrow Agent or the Pass Through Trustee may, by notice to the Depositary, which notice has been actually received by the Depositary prior to such actual withdrawal, cancel such withdrawal (including on the scheduled date therefor), and thereafter such Deposit shall continue to be maintained by the Depositary in accordance with the original terms thereof. Following such withdrawal the balance in the related Account shall be zero and the Depositary shall close such Account. As used in this Agreement, “Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Phoenix, Arizona or Wilmington, Delaware. The Depositary may waive the foregoing requirement that any Deposit can only be withdrawn on or after seven days after the establishment thereof, and may instead reserve the right, upon at least 14 days’ prior written notice to US Airways, the Escrow Agent and the Pass Through Trustee, to require seven days’ notice for any withdrawal.
          (b) (i) The Escrow Agent may, by providing at least 15 days’ prior notice of withdrawal to the Depositary in the form of Exhibit B hereto (a “Notice of Final Withdrawal”), withdraw the entire amount of all of the remaining Deposits together with the payment by the Depositary of all accrued and unpaid interest on such Deposits to but excluding the specified date of withdrawal (a “Final Withdrawal”), on such date as shall be specified in such Notice of Final Withdrawal. If a Notice of Final Withdrawal has not been given to the Depositary on or before January 31, 2011 and there are unwithdrawn Deposits on such date, the Depositary shall pay the amount of the Final Withdrawal to the Paying Agent on February 21,2011.
          (ii) The Escrow Agent may, by providing at least five Business Days’ prior notice of withdrawal to the Depositary in the form of Exhibit C hereto (a “Notice of Replacement Withdrawal”), withdraw the entire amount of all Deposits then held by the Depositary together with all accrued and unpaid interest on such Deposits (including Deposits previously withdrawn pursuant to a Notice of Purchase Withdrawal) to but excluding the specified date of withdrawal (a “Replacement Withdrawal”), on such date as shall be specified in such Notice of Replacement Withdrawal.
          (c) If the Depositary receives a duly completed Notice of Purchase Withdrawal, Notice of Final Withdrawal or Notice of Replacement Withdrawal (each, a “Withdrawal Notice”) complying with the provisions of this Agreement, it shall make the payments specified therein in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Depositary be required, pursuant to any Withdrawal Notice or otherwise, to make payments hereunder on or in respect of any Deposit in excess of the amount of such Deposit together with accrued interest thereon as provided in this Agreement.
          SECTION 2.4 Other Accounts. On the date of withdrawal of any Deposit (other than the date of the Final Withdrawal or Replacement Withdrawal), the Escrow Agent, or the Pass Through Trustee on behalf of the Escrow Agent, shall re-deposit with the Depositary any portion thereof not used to acquire Equipment Notes and the Depositary shall accept the same for deposit hereunder. Any sums so received for deposit shall be established as a new Deposit and credited to a new Account, all as more fully provided in Section 2.1 hereof, and thereafter the provisions of this Agreement shall apply thereto as fully and with the same force and effect as if such Deposit had been established on the Deposit Date except that (i) such Deposit may not be withdrawn prior to the date seven days after the establishment thereof and (ii) such Deposit shall mature on February 21,2011 and bear interest as provided in Section 2.2. The Depositary shall promptly give notice to the Escrow Agent of receipt of each such re-deposit and the account number assigned thereto.
          SECTION 3. Termination. This Agreement shall terminate on the fifth Business Day after the later of the date on which (i) all of the Deposits shall have been withdrawn and paid as provided herein without any re-deposit and (ii) all accrued and unpaid interest on the Deposits shall have been paid as provided herein, but in no event prior to the date on which the Depositary shall have performed in full its obligations hereunder.
          SECTION 4. Payments. All payments made by the Depositary hereunder shall be paid in United States Dollars and immediately available funds by wire transfer (i) in the case of accrued interest on the Deposits payable under Section 2.2 hereof or any Final Withdrawal, directly to the Paying Agent at Wilmington Trust Company, Wilmington, DE, ABA# 031100092, Account No. 098339-000, Attention: Robert Hines, Telephone No.: (302) 636-6197, Reference: US Airways 2010-1 Paying Agent Account, or to such other account as the Paying Agent may direct from time to time in writing to the Depositary and the Escrow Agent and (ii) in the case of any withdrawal of one or more Deposits pursuant to a Notice of Purchase Withdrawal or Notice of Replacement Withdrawal, directly to or as directed by the Pass Through Trustee as specified and in the manner provided in such Notice of Purchase Withdrawal or Notice of Replacement Withdrawal. The Depositary hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against the Deposits howsoever arising. To the extent permitted by applicable law, all payments on or in respect of each Deposit shall be made free and clear of and without reduction for or on account of any and all taxes, levies or other impositions or charges (collectively, “Taxes”). However, if the Depositary (or if the Paying Agent shall have notified the Depositary that the Paying Agent (pursuant to Section 2.04 of the Escrow and Paying Agent Agreement)) shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, the Depositary shall (i) make, or cause to be made, such deductions or withholding and (ii) pay, or cause to be paid, the full amount deducted or withheld in accordance with applicable law. If the date on which any payment due on any Deposit would otherwise fall on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and no additional interest shall accrue in respect of such extension.
          SECTION 5. Representation and Warranties. The Depositary hereby represents and warrants to US Airways, the Escrow Agent, the Pass Through Trustee and the Paying Agent that:
          (a) it is a New York banking corporation duly organized and validly existing in good standing under the laws of its jurisdiction of organization;

          (b) it has full power, authority and legal right to conduct its business and operations as currently conducted and to enter into and perform its obligations under this Agreement;
          (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of it and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof;
          (d) no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body is required for the execution, delivery or performance by it of this Agreement;
          (e) neither the execution, delivery or performance by it of this Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or of any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties; and
          (f) there are no pending or, to its knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency (except, in the case of the immediately following clause (i), as set forth in Part II, Item 1 — Legal Proceedings of the Form 10-Q of The Bank of New York Mellon Corporation for the quarterly period ended September 30, 2010 plus any relevant 8-K filed with the Securities and Exchange Commission) which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Agreement or (ii) would call into question or challenge the validity of this Agreement or the enforceability hereof in accordance with the terms hereof, nor is the Depositary in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Agreement.
          SECTION 6. Transfer. Neither party hereto shall be entitled to assign or otherwise transfer this Agreement (or any interest herein) other than (in the case of the Escrow Agent) to a successor escrow agent under the Escrow and Paying Agent Agreement and other than (in the case of the Depositary) to any corporation into which the Depositary shall merge or with which it shall be consolidated, and any purported assignment in violation thereof shall be void. This Agreement shall be binding upon the parties hereto and their respective successors and (in the case of the Escrow Agent) permitted assigns. Upon the occurrence of the Transfer (as defined below) contemplated by the Assignment and Assumption Agreement (as defined below), the Pass Through Trustee shall (without further act) be deemed to have transferred all of its right, title and interest in and to this Agreement to the trustee of the Successor Trust (as defined below) and, thereafter, the trustee of the Successor Trust shall be deemed to be the “Pass Through Trustee” hereunder with the rights of the “Pass Through Trustee” hereunder, and each reference herein to “US Airways Pass Through Trust 2010-1B-O” shall be deemed to be a reference to “US Airways Pass Through Trust 2010-1B-S”. The Escrow Agent and the Depositary hereby acknowledge and consent to the Transfer contemplated by the Assignment and Assumption Agreement. For the purposes of this Section 6, “Transfer” means the transfer contemplated by the Assignment and Assumption Agreement; “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into between the Pass Through Trustee and the trustee of the Successor Trust, substantially in the form of Exhibit C to the Trust Supplement; and “Successor Trust” means the US Airways Pass Through Trust 2010-1B-S.
          SECTION 7. Amendment Etc. This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed by the party against whom the amendment, waiver or other modification is sought to be enforced and by the Pass Through Trustee.
          SECTION 8. Notices. Unless otherwise expressly provided herein, any notice or other communication under this Agreement shall be in writing (including by facsimile) and shall be deemed to be given and effective upon receipt thereof. All notices shall be sent to (x) in the case of the Depositary, The Bank of New York Mellon, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention: Corporate Finance, Mary Miselis, Vice President, Reference: US Airways Pass Through Trust 2010-1B-S, (Telecopier: (212) 815-5704) at the foregoing address or (y) in the case of the Escrow Agent, Wells Fargo Bank Northwest, National Association, 299 South Main Street, 12th Floor, Salt Lake City, UT 84111, Attention: Corporate Trust Services (Telecopier: (801) 246-5053), in each case, with a copy to the Pass Through Trustee, Wilmington Trust Company, 1100 North Market Street, Wilmington, DE 19890-1605, Attention: Corporate Capital Market Services (Telecopier: (302) 636-4140) and to US Airways, Inc., III West Rio Salado Parkway, Tempe, Arizona 85281, Attention: Vice President and Treasurer (Telecopier: (480) 693-5886) with a copy to: Deputy General Counsel (Telecopier: (480) 693-5932) (or at such other address as any such party may specify from time to time in a written notice to the parties hereto). On or prior to the execution of this Agreement, the Escrow Agent has delivered to the Depositary a certificate containing specimen signatures of the representatives of the Escrow Agent who are authorized to give notices and instructions with respect to this Agreement. The Depositary may conclusively rely on such certificate until the Depositary receives written notice from the Escrow Agent to the contrary.
     The Depositary shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail by persons believed by the Depositary to be authorized to give instructions and directions on behalf of the Escrow Agent. The Depositary shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Escrow Agent; and the Depositary shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Escrow Agent as a result of such reliance upon or compliance with such instructions or directions. The Escrow Agent agrees to assume all risks arising out of the use of e-mail to submit instructions and directions to the Depositary, including without limitation the risk of the Depositary acting on unauthorized instructions, and the risk of interception and misuse by third parties.
          SECTION 9. Obligations Unconditional. The Depositary hereby acknowledges and agrees that its obligation to repay each Deposit together with interest thereon as provided herein is absolute, irrevocable and unconditional and constitutes a full recourse obligation of the Depositary enforceable against it to the full extent of all of its assets and properties.
          SECTION 10. Entire Agreement. This Agreement (including all attachments hereto) sets forth all of the promises, covenants, agreements, conditions and understandings between the Depositary and the Escrow Agent with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.
          SECTION 11. Governing Law. This Agreement, and the rights and obligations of the Depositary and the Escrow Agent with respect to the Deposits, shall be governed by, and construed in accordance with, the laws of the State of New York and subject to the provisions of Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
          SECTION 12. Submission to Non-Exclusive Jurisdiction in New York. Each of the parties hereto, to the extent it may do so under applicable law, hereby (a) irrevocably submits itself to the non-exclusive jurisdiction of the courts of the State of New York sitting in the City of New York and to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by any party or parties hereto, or their successors or permitted assigns and (b) waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof or any of the transactions contemplated hereby may not be enforced in or by such courts.
          SECTION 13. Waiver of Jury Trial Right. EACH OF THE DEPOSITARY AND THE ESCROW AGENT ACKNOWLEDGES AND ACCEPTS THAT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.
          SECTION 14. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.
          SECTION 15. Rights of Receiptholders. The Depositary acknowledges that, if the Depositary shall fail to pay when due hereunder any interest on the Deposits or the Final Withdrawal, the “Receiptholders” (as defined in the Escrow and Paying Agent Agreement) shall have the right to claim directly against the Depositary and that any such claim shall not be subject to defenses that the Depositary may have against the Escrow Agent.
          SECTION 16. Limitation on Damages. In no event shall the Depositary be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, whether or not foreseeable) suffered by Escrow Agent or any of the Receiptholders (as defined in the Escrow and Paying Agent Agreement) in connection with this Agreement or the transaction contemplated or any relationships established by this Agreement irrespective of whether the Depositary has been advised of the likelihood of such loss or damage and regardless of the form of action.

          IN WITNESS WHEREOF, the Escrow Agent and the Depositary have caused this Deposit Agreement to be duly executed as of the day and year first above written.

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Escrow Agent
By	/s/ Scott Rosevear
	Name:	Scott Rosevear
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as Depositary
By	/s/ Mary Miselis
	Name:	Mary Miselis
	Title:	Vice President

Deposit Agreement (Class B)

Schedule I
Schedule of Deposits
Class B

Aircraft Type	Deposit Amount	Account No.
Airbus A320-214	$6,909,000	631665
Airbus A321-231	$7,895,000	631666
Airbus A321-231	$7,928,000	631667
Airbus A321-231	$7,946,000	631668
Airbus A321-231	$8,034,000	631669
Airbus A321-231	$8,042,000	631670
Airbus A330-243	$15,311,000	631671
Airbus A330-243	$15,333,000	631672

EXHIBIT A
NOTICE OF PURCHASE WITHDRAWAL
The Bank of New York Mellon
101 Barclay Street, Floor 8W
New York, New York 10286
Attention: Corporate Finance, Mary Miselis, Vice President
Reference: US Airways 2010-1
Telecopier: (212)815-5704
Gentlemen:
          Reference is made to the Deposit Agreement (Class B) dated as of December 21, 2010 (the “Deposit Agreement”) between Wells Fargo Bank Northwest, National Association, as Escrow Agent, and The Bank of New York Mellon, as Depositary (the “Depositary”).
          In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $[_________], Account No. _____________.
          The undersigned hereby directs the Depositary to pay the entire amount of the Deposit to                                         , Account No.                    , Reference:                       on                           , 20     , upon the telephonic request of a representative of the Pass Through Trustee.

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Escrow Agent
By
Name:
Title:

Dated:______________, 20_

EXHIBIT B
NOTICE OF FINAL WITHDRAWAL
The Bank of New York Mellon
101 Barclay Street, Floor 8W
New York, New York 10286
Attention: Corporate Finance, Mary Miselis, Vice President
Reference: US Airways 2010-1
Telecopier: (212) 815-5704
Gentlemen:
          Reference is made to the Deposit Agreement (Class B) dated as of December 21, 2010 (the “Deposit Agreement”) between Wells Fargo Bank Northwest, National Association, as Escrow Agent, and The Bank of New York Mellon, as Depositary (the “Depositary”).
          In accordance with Section 2.3(b)(i) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits.
          The undersigned hereby directs the Depositary to pay the entire amount of the Deposits and accrued interest thereon to the Paying Agent at Wilmington Trust Company, ABA# 031100092, Account No.                                        , Reference: US Airways 2010-1.

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Escrow Agent
By
Name:
Title:

Dated: ______________, 20_

EXHIBIT C
NOTICE OF REPLACEMENT WITHDRAWAL
The Bank of New York Mellon
101 Barclay Street, Floor 8W
New York, New York 10286
Attention: Corporate Finance, Mary Miselis, Vice President
Reference: US Airways 2010-1
Telecopier: (212)815-5704
Gentlemen:
          Reference is made to the Deposit Agreement (Class B) dated as of December 21, 2010 (the “Deposit Agreement”) between Wells Fargo Bank Northwest, National Association, as Escrow Agent, and The Bank of New York Mellon, as Depositary (the “Depositary”).
          In accordance with Section 2.3(b)(ii) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits.
          The undersigned hereby directs the Depositary to pay the entire amount of the Deposits and accrued interest thereon to [                                        ], Reference: US Airways 2010-1.

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Escrow Agent
By
Name:
Title:

Dated: ________________, 20_